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Exxon Mobil Corporation	Jeffrey J. Woodbury
5959 Las Colinas Boulevard	Vice President and Secretary
Irving, TX 75039-2298

May 16, 2018

Re: Supplemental Information Related to Item 3 – Advisory Vote to Approve Executive Compensation

Dear Investor,

As you may have noted, Institutional Shareholder Services (ISS) has issued a voting recommendation inconsistent with the Board’s recommendation on the Say-on-Pay proposal for ExxonMobil’s upcoming annual meeting. We disagree with their assessment of our executive compensation program. ExxonMobil’s compensation program effectively aligns executive pay with Company performance and the interests and experience of our long-term shareholders, as highlighted in our 2018 Proxy and Executive Compensation Overview.

The ISS analysis is underpinned by a philosophy that drives toward similar pay programs for companies in different industries and with different business models. This issue is compounded by flawed and incomplete analysis. We believe their recommendations are not in our shareholders’ interest and, if implemented, would weaken the Company and undermine shareholder value.

Below are the highlights of our concerns, and Attachment 1 provides additional detail on each concern.

Specifically, we disagree with the underlying basis of the ISS recommendation for the following reasons:

•	ISS’ quantitative screening process is flawed:

-	ISS-selected peer group is constantly in a state of flux - ISS made 15 changes to ExxonMobil’s compensation peer group in the last 4 years, including the recent addition of Berkshire Hathaway, which has little to no similarity with the ExxonMobil business model, nor was it selected by ISS as a benchmark company for ExxonMobil’s largest U.S.-based competitor or any other company

◾	ISS also selected other benchmark companies for ExxonMobil’s largest U.S.-based competitor that are different than those selected for ExxonMobil

-	Cross-industry comparisons are not meaningful for this purpose - financial and operating performance is compared against companies in different industries with different capital investment and business profiles

-	Significant changes in compensation are not recognized - 36 percent reduction in compensation for the CEO position in 2017 was not recognized, nor was the 50 percent reduction in the bonus program over the last 5 years; share grants were reduced for the CEO and Named Executive Officers

-	Analysis of total compensation is incomplete - comparison of only “reported pay” to measure the relative positioning of compensation fails to fully recognize pay that is realized in a given year, as well as the unrealized future value of compensation

◾	ExxonMobil’s CEO position is at the 44th percentile of benchmark companies for realized and unrealized pay; ISS methodology using only reported pay places CEO position at the 71st percentile

•	The ISS philosophy insists on a single, one-size-fits-all model for long term incentive programs

-	Short-term (3-year), target-setting model would undermine ExxonMobil’s business – ExxonMobil investment lead times can exceed 10 years. Conversely, the ISS methodology would result in shorter restriction periods, which risks senior level attrition

In summary, ExxonMobil relies on our executives maintaining a long-term view and a constancy of purpose in their business decision-making. The combination of performance metrics applied at grant, the longest restriction periods across industries, and the ultimate value of pay that is determined by share price results in a very high performance standard for our executives.

We urge you to vote FOR Item 3 in our proxy.

Sincerely,

Attachment 1 – Details on Specific Issues with ISS’ Proxy Analysis

1.	Quantitative Screen Results

We have the following concerns with the results of ISS’ quantitative screen:

Peer Group

As we noted in correspondence with ISS on March 5, 2018, it is difficult to understand how Berkshire Hathaway (Berkshire) was selected by ISS as a benchmark company for the most recent assessment period, given the substantially different profiles of the two businesses. We did not receive a response from ISS to our March 5 inquiry seeking clarification on this matter.

All other companies in the ISS-selected peer group are companies that are capital-intensive, have engineering or manufacturing profiles, and/or long investment lead times. Regardless of its size, Berkshire is a holding company for unrelated businesses, many of which have business models that are finance or insurance related and do not align with that of ExxonMobil.

Additionally, we would expect to see similar companies selected by ISS as benchmark companies for ExxonMobil and our largest U.S.-based competitor in the oil/gas industry. Yet, Berkshire was not selected by ISS as a benchmark for ExxonMobil’s largest U.S.-based competitor or any other company, according to our analysis. Also, the ISS-selected peer group for Berkshire does not include ExxonMobil, nor does it include our largest U.S.-based competitor. Appropriately, most of Berkshire’s ISS-selected benchmark group includes financial services and insurance companies.

Furthermore, based on our analysis, the utilization of companies more comparable in size, capital investment profiles, and business models would result in a more positive score. Also, based on our analysis, we believe that utilization of the ISS-selected benchmark companies for our largest U.S.-based competitor would also yield a more favorable outcome in the quantitative analysis for ExxonMobil.

Finally, it is impossible to accurately measure market orientation for pay when the ISS selected benchmark companies change substantially on an annual basis. In the last 4 years, there have been 15 changes to the ISS-selected peer group for ExxonMobil. During the same period ExxonMobil’s Compensation Committee changed only 2 benchmark companies (they removed Caterpillar and added General Motors in 2017 to ensure that the peer group continues to reflect companies of sufficient size, scale, and complexity for comparison).

Relative TSR Performance

While we agree with ISS that relative TSR performance is one of several appropriate metrics on which to base company performance, comparing ExxonMobil’s relative TSR to companies outside of the oil/gas industry is not meaningful for the purpose of determining relative performance underlying pay decisions.

A cross-industry TSR comparison, especially against companies and industries that are not exposed to commodity cycles or have different (or sometimes opposite) business cycles, does not accurately portray ExxonMobil’s relative TSR performance. We believe it is more accurate and informative to compare TSR across companies of similar size, scale, and complexity in the same industry. This is the basis on which the Compensation Committee measures TSR and other financial and operating metrics for the purpose of determining executive compensation (see our 2018 Proxy, pages 34-35).

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Benchmark Level of Compensation

The ISS model relies on a simple comparison of CEO compensation based on the reported pay from the Summary Compensation Table. We do not agree that using reported pay to determine the relative position of CEO compensation across benchmark companies provides a complete view of the total pay package. A more complete analysis, and one that illustrates whether pay is aligned with changes in company performance, would include compensation actually realized and paid out in combination with the market value of unrealized compensation (the market value of compensation granted, but not paid out yet). As illustrated in our 2018 Proxy, chart 4, page 33, the market orientation for the CEO position is at the 42nd percentile when using this methodology (or the 44th percentile if including 2008-2017 compensation per the May 2, 2018 Supplemental Disclosure, chart 4, page 1), as compared with the 71st percentile in the ISS quantitative model. This “realized and unrealized” analysis, over the most recent 10-year period, better reflects the intent of the Compensation Committee when granting annual compensation to the CEO as it relates to managing the long-term market orientation of our CEO position.

Further, the ISS analysis does not fully recognize the significant (36 percent) reduction in total pay to the CEO position upon the transition to the new incumbent in 2017, nor does it recognize the 50 percent reduction in the bonus program over the last 5 years. Additionally, share grants were reduced for the CEO and Named Executive Officers.

2.	Performance Criteria at Grant for stock-based LTI program:

ISS is effectively recommending a 3-year target-setting methodology for the stock program (LTI) in a business with 10-year investment lead times.

We believe that ISS should focus their assessment on the question of whether the compensation program is performance-based, versus assessing the method of achieving a performance-based outcome, which should be unique to each industry and company business model.

The reduction in share grant to our CEO in 2017, even though the incumbent was promoted from President to CEO, contributed to an overall pay reduction for the CEO position of 36 percent. This underscores the performance basis of the program. At the same time, the methodology for achieving this outcome is aligned with the business model. This decision reflects the Compensation Committee’s belief that the stock-based LTI program does not have to be based on short-term target-setting to be performance-based.

In the performance share program, assessing performance at grant is the lynchpin for the most important features of our long-term program: 1) the ability to have a performance period (10 years) that aligns with the investment lead times of our business, and 2) restriction periods on performance shares (10+ years) that are 3 times longer than those found in most industries. We have received direct feedback from shareholders who support this design feature, especially from those required to hold our shares long-term (e.g., passive fund investors).

If we changed the program to apply performance criteria at vest, it would require implementing a program that involves short-term target-setting (3 years or less) to maintain line-of-sight so that credible and achievable performance targets could be established. This time frame does not align with our business model, and would incentivize executives to take a short-term view in making business decisions. This approach would be inconsistent with the realities of our business, in which capital projects can take decades to show results.

The risk of senior executive attrition also needs to be considered. Changing the stock-based LTI program to incorporate shorter restriction periods and faster monetization of awards increases the risk of attrition among executives at all levels. This risk is compounded by the scale and scope of our business, which makes the Company a frequent target of recruiters for mid-size oil/gas companies. The long restriction periods in the current compensation program create a significant barrier to exit for executives through a buyout hurdle composed of unvested shares. Any reduction in this buyout hurdle and resulting executive attrition could undermine the long range business plans of the Company.

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Additionally, the alternative LTI program design suggested by ISS typically involves leverage that would pay out shares at a multiple of “target” depending on performance. The additional benefit that could accrue to executives would not be experienced by shareholders, and therefore is inconsistent with our objective to align executive pay with the experience of long-term shareholders.

The combination of performance metrics applied at grant, the longest restriction periods across industries, and a value at vest that is determined by share price results in a very high performance standard for our executives.

In summary, ExxonMobil relies on our executives maintaining a long-term view and a constancy of purpose in their business decision-making. Our compensation program design drives our culture of performance, and the decisions made by the Compensation Committee during 2017 reflect our strong commitment to ensuring that pay outcomes reflect the performance of the Company.

For the reasons cited above, we request that you consider this information and vote FOR Item 3 – Advisory Vote to Approve Executive Compensation.

This information is being provided to certain shareholders in addition to ExxonMobil’s proxy statement dated April 12, 2018, which you already received. Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the proxy statement.

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